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                                                                   EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-80615 of Starbase Corporation (the Company) on Form S-3 of our report dated June 18, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company's ability to continue as a going concern) appearing in the Form 10-KSB of Starbase Corporation for the year ended March 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Costa Mesa, California
August 19, 1999